PRESS RELEASE


CONTACT:  Ed Truitt      Richard Cooper, Robert Schatz
     cavion.com               Strategic Growth International, Inc.
     720-875-1965             516-829-7111
     etruitt@cavion.com       sgi@netmonger.net


              CAVION SIGNS TWO-YEAR STOCK PURCHASE AGREEMENT
                INSTITUTIONAL INVESTOR COMMITS TO BUY UP TO
                     1 MILLION SHARES OF COMMON STOCK

ENGLEWOOD. Colo. July 24, 2000 - Cavion (Nasdaq: CAVN) today announced that it has signed an equity financing agreement that will enable Cavion, in its discretion, to sell up to 1 million shares of its common stock to an institutional investor, subject to specified terms and conditions, over the next twenty four months.

The Company has agreed to register the shares purchased by the investor with the Securities and Exchange Commission. The Company intends to obtain shareholder ratification of the transaction. No shares will be offered for resale by the investor except by means of a prospectus.

ABOUT CAVION:
Cavion offers products and services for secure business-to-business communications and secure Internet financial products and services designed specifically for the needs of credit unions. The company's Internet software products include secure Internet access, online transactional banking, cellular access, online bill payment, and online loan decision products along with enabling software for kiosks.

Cavion is also building and managing a secure private communications network called CUiNET(R) (Credit Union interactive Network) exclusively for the credit union industry. CUiNET provides a secure, high-speed communications platform for the delivery of services, transactions and information to and from credit unions and related organizations, such as trade organizations, corporate credit unions and credit union vendors.

Cavion, www.cavion.com, currently serves 167 credit union entities in 28 states. The company's headquarters are located at 6446 South Kenton Street, Englewood, CO 80111. Its telephone number is 720-875-1900.

This press release contains forward-looking statements. Cavion uses words such as "anticipate", "believe", "expect", "future", "may", "will", "should", "plan", "projected", "intend" and similar expressions to identify forward-looking statements. These statements are based on the company's beliefs and the assumptions it made using information currently available to it. Because these statements reflect the company's current views concerning future events, these statements involve risks, uncertainties and assumptions. The actual results could differ materially from the forward-looking statements. Some, but not all, of the factors that may cause these differences are discussed in the risk factors section of the company`s periodic filings under the Securities Exchange Act of 1934 and its registration statements under the Securities Act of 1933. In any event, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.

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